EXHIBIT (m)6

                            MASON STREET FUNDS, INC.

                             DISTRIBUTION AGREEMENT

                                 CLASS C SHARES

                                NOVEMBER 6, 2003

                            ARTICLE I. THE AGREEMENT

      This Distribution Agreement (the "Agreement") sets forth the terms and conditions on which Mason Street Funds, Inc. (the "Company"), on behalf of Small Cap Growth Stock Fund, Aggressive Growth Stock Fund, International Equity Fund, Index 400 Stock Fund, Growth Stock Fund, Large Cap Core Stock Fund, Index 500 Stock Fund, Asset Allocation Fund, High Yield Bond Fund, Municipal Bond Fund and Select Bond Fund (the "Funds"; individually, a "Fund"), each a series of the Company, and on behalf of Class C shares of each Fund (hereinafter, the "Class C shares"), will, after the effective date hereof, pay certain amounts to Northwestern Mutual Investment Services, LLC (the "Distributor") in connection with the provision by the Distributor of certain services to the Funds and their Class C shareholders, as set forth herein. Such payments by a Fund may, under Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by a Fund of its Class C shares. This Agreement describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

                      ARTICLE II. DISTRIBUTION EXPENSES

      Each Fund shall pay to the Distributor a fee in the amount specified in
Article III hereof. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class C shares of the Funds, including, but not limited to, the payment of Distribution Expenses (as defined below). Distribution Expenses include, but are not limited to (a) payment of initial and ongoing commissions and other payments to registered representatives or others who sell each Fund's shares; (b) compensation to employees of the Distributor; (c) compensation to and expenses, including overhead such as communications and telephone, training, supplies, photocopying and similar types of expenses, of the Distributor incurred in the printing and mailing or other dissemination of all prospectuses and statements of additional information; (d) the costs of preparation, printing and mailing of reports used for sales literature and related expenses, advertisements and other distribution-related expenses (including personnel expenses of the Distributor). Distribution Expenses also include fees paid by the Distributor to related and unrelated entities for marketing and distribution services, including any of the services listed in this paragraph.

                      ARTICLE III. MAXIMUM EXPENDITURES

      The expenditures to be made by each Fund pursuant to this Agreement, and the basis upon which such expenditures will be made, shall be determined by each Fund, and, in no event

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shall such expenditures exceed 0.75% of the average daily net assets of the
Class C shares of any Fund (determined in accordance with each Fund's prospectus as from time to time in effect) on an annual basis to cover Distribution Expenses. All such expenditures shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board of Directors of the Company shall determine. In the event the Distributor is not fully reimbursed for payments made or other expenses incurred by it under this Agreement, the Distributor shall be entitled to carry forward such expenses to subsequent fiscal years for submission to the Class C shares of the applicable Fund for payment, subject always to the annual maximum expenditures set forth in this
Article III; provided, however, that nothing herein shall prohibit or limit the Directors from terminating this Agreement and all payments hereunder at any time pursuant to Article VIII hereof. While no Fund is liable for unreimbursed distribution expenses, in the event of discontinuation or termination of this Agreement as to any Fund(s), the Board may consider the appropriateness of having the Class C shares of such Fund(s) reimburse the Distributor for the then outstanding carryforward amounts plus interest thereon to the extent permitted by applicable law.

                   ARTICLE IV. EXPENSES BORNE BY THE FUNDS

      Notwithstanding any other provision of this Agreement, the Company, each Fund and its administrator may bear the respective expenses to be borne by them under any administrative services agreement, as from time to time in effect under the Company's current prospectus. Except as otherwise contemplated by this Agreement, the Company and each Fund shall not, directly or indirectly, engage in financing any activity which is primarily intended to result in the sale of shares of any Fund.

      It is recognized that the costs of distributing each Fund's shares may exceed the sum of all sales charges collected on sales of Fund shares and reimbursements made by the Fund pursuant to Article III of this Agreement. In view of this, if and to the extent that any investment management and administration fees paid by a Fund might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Fund's shares, the payment by that Fund of such fees hereby is authorized under this Agreement.

                  ARTICLE V. APPROVAL BY BOARD OF DIRECTORS

      This Agreement shall not take effect with respect to a Fund until it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Agreement and any such related agreements, of a majority of both (i) the Directors of the Company and
(ii) those Directors who are not "interested persons" of the Company and have no direct or indirect financial interest in the operation of this Agreement or any agreements related to it (the "Independent Directors").

                           ARTICLE VI. CONTINUANCE

      This Agreement and any related agreement shall continue in effect indefinitely, provided such continuance is specifically approved at least annually in the manner provided for in Article V.

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                           ARTICLE VII. INFORMATION

      The Distributor shall provide the Board of Directors, and the Board of Directors, and, in particular, the Independent Directors, shall review, in the exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class C shares of each Fund by the Distributor under this Agreement and the Underwriting Agreement and the purposes for which such expenditures were made.

                          ARTICLE VIII. TERMINATION

      This Agreement may be terminated with respect to any Fund (a) at any time by vote of a majority of the Independent Directors, or a majority of the applicable Fund's outstanding voting Class C shares, or (b) by the Distributor on 60 days' notice in writing to the applicable Fund(s). This Agreement shall automatically terminate with respect to any Fund in the event of its assignment by either party.

      Termination or discontinuance of the Agreement with respect to the Class C shares of one Fund shall not affect the continued effectiveness of this Agreement with respect to the Class C shares of any other Fund.

                            ARTICLE IX. AMENDMENTS

      This Agreement may not be amended to increase materially the maximum amount of the fees payable by any Fund hereunder without the approval of a majority of the outstanding voting Class C shares of the applicable Fund. No material amendment to the Agreement shall, in any event, be effective unless it is approved by the Board of Directors in the same manner as is provided for in
Article V.

                     ARTICLE X. PRESERVATION OF DOCUMENTS

      The Company shall preserve copies of this Agreement (including any amendments thereto) and any related agreements and all reports made to the Board for a period of not less than six years from the date of this Agreement, the first two years in an easily accessible place.

                     ARTICLE XI. LIMITATION OF LIABILITY

      No series of the Company shall be responsible for the obligations of any other series of the Company.

                     ARTICLE XII. SELECTION OF DIRECTORS

      While this Agreement is in effect, the selection and nomination of Directors who are not interested persons of the Company shall be committed to the discretion of the Directors who are not interested persons of the Company.

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                         ARTICLE XIII. DEFINED TERMS

      As used in this Agreement, the term "majority of the outstanding voting Class C shares" shall have the same meaning as the phrase "majority of the outstanding voting securities" has in the Act, and the phrase "interested person" shall have the same meaning as that phrase has in the Act.

      IN WITNESS WHEREOF, the parties have executed this Distribution Agreement effective as of the 6th day of November, 2003, in Milwaukee, Wisconsin.

                               MASON STREET FUNDS, INC.



                               By:   /s/MARK G. DOLL
                                     ---------------
                                     Mark G. Doll
                                     President



                               NORTHWESTERN MUTUAL INVESTMENT
                               SERVICES, LLC, a Wisconsin limited
                               liability company



                               By:   /s/LEONARD F. STECKLEIN
                                     -----------------------
                                     Leonard F. Stecklein
                                     Senior Vice President - Variable Annuities